Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-202292

October 1, 2015

ENBRIDGE ENERGY PARTNERS, L.P.

$500,000,000 4.375% Notes due 2020

$500,000,000 5.875% Notes due 2025

$600,000,000 7.375% Notes due 2045

Issuer:	Enbridge Energy Partners, L.P.
Ratings*:	Moody’s: Baa3 (stable outlook) S&P: BBB (stable outlook)
Note Type:	Senior Unsecured Notes
Pricing Date:	October 1, 2015
Settlement Date:	October 6, 2015 (T+3)
Principal Amount:	$500,000,000 aggregate principal amount of the 4.375% Notes due 2020 (the “2020 Notes”), $500,000,000 aggregate principal amount of the 5.875% Notes due 2025 (the “2025 Notes”) and $600,000,000 aggregate principal amount of the 7.375% Notes due 2045 (the “2045 Notes”)
Maturity Date:	2020 Notes – October 15, 2020 2025 Notes – October 15, 2025 2045 Notes – October 15, 2045
Benchmark Treasury:	2020 Notes – UST 1.375% due September 30, 2020 2025 Notes – UST 2.000% due August 15, 2025 2045 Notes – UST 3.000% due May 15, 2045
Benchmark Yield:	2020 Notes – 1.370% 2025 Notes – 2.046% 2045 Notes – 2.862%
Spread to Benchmark Treasury:	2020 Notes – 312.5 basis points 2025 Notes – 387.5 basis points 2045 Notes – 462.5 basis points
Yield to Maturity:	2020 Notes – 4.495% 2025 Notes – 5.921% 2045 Notes – 7.487%
Coupon:	2020 Notes – 4.375% 2025 Notes – 5.875% 2045 Notes – 7.375%
Public Offering Price:	2020 Notes – 99.464% 2025 Notes – 99.654% 2045 Notes – 98.665%
Make-Whole Premium:	2020 Notes – + 50 basis points 2025 Notes – + 50 basis points 2045 Notes – + 50 basis points

Par Call:	2020 Notes - At any time on or after September 15, 2020 2025 Notes - At any time on or after July 15, 2025 2045 Notes - At any time on or after April 15, 2045
Interest Payment Period:	Semi-Annually
Interest Payment Dates:	April 15 and October 15, commencing April 15, 2016
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	2020 Notes - 29250R AV8 2025 Notes - 29250R AW6 2045 Notes - 29250R AX4
ISIN:	2020 Notes - US29250RAV87 2025 Notes - US29250RAW60 2045 Notes - US29250RAX44
Joint Book-Running Managers:

Deutsche Bank Securities Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Mizuho Securities USA Inc.

SMBC Nikko Securities America, Inc.

Mitsubishi UFJ Securities (USA), Inc.

DNB Markets, Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

Credit Agricole Securities (USA) Inc.

Co-Managers:	Bank of China Ltd. BB&T Capital Markets, a division of BB&T Securities, LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 800-503-4611, BNP Paribas Securities Corp. toll free at 800-854-5674, Citigroup Global Markets Inc. toll free at 800-831-9146 or Morgan Stanley & Co. LLC toll free at 866-718-1649.

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